For period ended 11/30/15                                        Series 17, 19
File Number 811-7852

Sub-Item 77I:  Terms of new or amended securities
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The following portfolios for USAA Mutual Funds Trust commenced the offering of new funds as listed:


     New Funds
     --------------
     Government Securities Fund Institutional Shares
     World Growth Fund Institutional Shares



Effective as of AUGUST 07, 2015.